Tuesday, February 7 , 2006

Contact:
Ply Gem Industries Lee D. Meyer President and Chief Executive Officer (816) 903-8210	Caxton-Iseman Capital Mark Semer Kekst and Company (212) 521-4802

Ply Gem Expands Window Business and Product Line through Acquisition of Alenco

Kearney, MO, February 7, 2006 - Ply Gem Industries, Inc. and its private equity sponsor, Caxton-Iseman Capital, Inc., today announced that Ply Gem had entered into a definitive agreement to purchase AWC Holding Company and its Subsidiaries ("Alenco") in a cash transaction valued at approximately $120 million, from Linsalata Capital Partners and management. Alenco is a leading, vertically integrated manufacturer of aluminum and vinyl windows and doors, headquartered in Bryan, Texas.

The acquisition is expected to be financed through a combination of debt and equity. Ply Gem is expected to amend its existing credit facilities to provide for additional term loan which represents the debt portion of the acquisition financing. Completion of the transaction, which is expected to occur in or before March 2006, is subject to customary closing conditions.

Lee D. Meyer, President and Chief Executive Officer of Ply Gem, said, "We expect the combination of Ply Gem and Alenco will enable us to capitalize on attractive market opportunities. Alenco is an important element in establishing a footprint to serve our growing regional and national customers and accelerate our growth in the window segment. Alenco’s products and service capabilities are extremely well respected and utilized in new construction. We look forward to joining forces with Brian Redpath, President and Chief Executive Officer of Alenco, his outstanding management team and all of the Alenco employees."

Robert A. Ferris, a Managing Director of Caxton-Iseman Capital, said, "We are pleased by the progress we have made in our Ply Gem investment. Since we acquired the company in February of 2004, Lee Meyer and his team have continued to post solid financial and operating results. We believe the acquisition of Alenco and its great product line presents Ply Gem with many exciting opportunities. The entire Senior Management team led by Brian Redpath will remain in place and will have an important equity investment in Ply Gem."

About Ply Gem

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and distributes a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories marketed under the Variform, MW, Patriot, Great Lakes, Napco, Kroy and CWD brand names.

About Caxton-Iseman Capital

Caxton-Iseman Capital, Inc. is a New York-based private equity firm. In addition to Ply Gem, its portfolio companies include Anteon International Corporation (NYSE: ANT), an information technology provider to the Federal government with revenues of approximately $1.5 billion; Buffets Inc., the leading owner and operator of buffet-style restaurants with revenues of approximately $930 million; North American Health Plans, Inc. (NAHP) a leading provider of third party administrator (TPA) services; and Electrograph Systems, Inc. the largest distributor of plasma displays in the U.S.

About Linsalata Capital Partners

Located in the Cleveland suburb of Mayfield Heights, Ohio, Linsalata Capital Partners was founded in 1984 and has combined its strong financial capabilities with extensive operational experience to accelerate the growth of middle-market companies. In its more than 20 years of investing, the firm has completed 77 buy-side transactions totaling $2.1 billion. In May 2005, Linsalata Capital Partners closed its sixth and largest buyout fund, Linsalata Capital Partners Fund V, L.P. (LinCap V), with $425 million in equity capital.

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